Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made on the date set forth below by and between Adeona Pharmaceuticals, Inc., a corporation with a business address at 3930 Varsity Drive, Ann Arbor MI, 48108 (“Company”), and Narayan Torke, an individual (“Contractor”). Company and Contractor are hereinafter sometimes collectively referred to as the “Parties,” and singly as a “Party.”

RECITALS

A.           Company entered into a certain Limited Liability Company Purchase Agreement with Contractor dated May 30, 2009 whereby the Company purchased all One Hundred Percent (100%) of the Contractor’s Membership Interest in Hart Lab, LLC, an Illinois limited liability company, including Hart Lab, LLC’s clinical laboratory (“Clinical Laboratory”) located in Bolingbrook, Illinois.

B.           Company wishes to engage Contractor as a consultant to assist the Company in the transition of Company as the new owner and operator of the Clinical Laboratory and Contractor wishes to be engaged by Company as a consultant to provide such services (“Services”).

NOW, in consideration of the mutual covenants and promises of the parties contained herein this Agreement, the sufficiency of which is hereby acknowledged, Company and Contractor covenant and agree as follows:

AGREEMENT

1.           Recitals.  The Recitals described above are hereby incorporated by reference into this Agreement.

2.           Engagement and Scope of Services:

A.           Company hereby engages Contractor on a non-exclusive basis to provide Services to the Company on a part-time basis for up to fifteen (15) hours per week.

B.           Contractor may at the Contractor’s sole discretion provide One Hundred Percent (100%) of the Services remotely.

C.          Contractor shall provide laboratory director services to the Company to help insure the continued professional operation of the Clinical Laboratory until such time as the Company can hire a full time laboratory director, which hiring is expected within 30 to 60 days. These services shall include oversight to insure CLIA, Medicare and other applicable governmental and clinical standards are maintained at the Clinical Laboratory at the level maintained during Contractor’s ownership of the Clinical Laboratory.

3.           Independent Contractor Status

A.           The Parties expressly understand and agree that the relationship between Contractor and Company will be solely that of independent contractor, and nothing contained in this Agreement shall be construed to create an employer-employee or partnership relationship.

B.           Contractor agrees to be solely responsible for all of Contractor’s expenses incurred in performing Services for Company pursuant to the terms of this Agreement, including, without limitation, liability for Contractor’s federal and state income and payroll taxes, workers’ compensation, minimum wages, social security withholdings, professional liability insurance, license fees, and continuing education.

4.           Payments to Contractor:

A.           Company agrees to pay Contractor a monthly consulting fee (“Consulting Fee”) of Four Thousand and 00/100 Dollars ($4,000.00) for Services provided by Contractor for the duration of this Agreement.

B.           Company agrees to reimburse Contractor for all reasonable travel expenses including airfare, hotel, meal, and ground transportation which Contractor incurs if Contractor is required to travel to the Clinical Laboratory to perform the Services.  Contractor shall submit itemized receipts to Company with all requests for reimbursement.

C.           Company’s payments of the Consulting Fee to the Contractor shall take place no less frequently than 30 days after the end of each month during which the Services were provided, or on the Company’s regular payroll cycle whichever is earlier.

5.           Term.  This Agreement shall be effective for a term of up to twelve (12) months following the closing unless terminated as described below.

6.           Termination.  Company may terminate this Agreement upon ten (10) days written notice to the Contractor.

7.           Return of Property.  Contractor agrees that upon the termination of this Agreement as set forth herein, the Contractor shall return any files, documents, records, reports, designs, software, regardless of their form prepared for Company and immediately terminate the provision of Services.

8.           Payments Upon Termination.

A.           Within thirty (30) days of the termination of this Agreement, or on the Company’s regular payroll cycle whichever is earlier, the Company shall pay Contractor for all Consulting Fees due to Contractor as provided pursuant to this Agreement.

B.           Upon payment by Company of Contactor’s final Consulting Fee, Contractor shall thereafter have no further claims against Company for payment.

9.           NonSolicitation of Employees and Clients.  Throughout the term of the Agreement between Company and Contractor and for two (2) years thereafter, Contractor shall not, either on Contract’s own account or for any person, firm, partnership, corporation, or other entity, directly or indirectly (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment, or (b) induce or attempt to induce any such employee to breach his or her written or oral employment agreement with the Company, or (c) call on, solicit, divert, or take away any Client of the Company for the purpose of soliciting or providing to any such Client any service which is offered by the Company or which is similar to the services offered by the Company.

10.           Nondisclosure of Confidential Information.  The Contractor specifically agrees that Contractor will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Company or its Clients, including but not limited to, the names of any of the Company’s Clients, the prices it obtains or has obtained or at which the Company sells or has sold its services, or any other information concerning the business of Company or its Clients, its manner of operation, its plans, methods and processes, designs, software, or any other data of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important.  The Contractor acknowledges that the above mentioned matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Company and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement, for which money may not provide adequate compensation as damages.

11.           Covenant Against Competition.  Contractor acknowledges that Contractor’s Services to be performed under this Agreement are special, unique, unusual, and extraordinary, that the business of the Company is local in scope, that its services are marketed on a limited basis throughout the Chicago Metropolitan Area, and that the Company competes with other organizations that are or could be located in any part of the United States.  In consideration of the foregoing, and in consideration of Contractor being offered the opportunity to enter into this Agreement with the Company and, if applicable, other additional consideration paid to Contractor as set forth in this Agreement, Contractor hereby covenants and agrees that Contractor shall not during the term of this Agreement, and for a  period of two (2) years after its termination, directly or indirectly engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, or render services or advice to, any person or business that offers any service to the Company’s Clients which are offered by the Company or which are similar to the services offered by the Company, where the Company’s Clients are defined as any person or business who at any time during the term of this Agreement were the Company’s Clients; provided, however, that Contractor may invest in up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the  Securities Exchange Act of 1934.

12.           Remedies. Any actual or threatened breach by Contractor of the restrictive covenants contained in this Agreement will cause Company irreparable harm for which money is inadequate compensation.  In addition to all of the remedies otherwise available to Company, including, but not limited to, recovery from Contractor of damages and reasonable attorney’s fees incurred in the enforcement of this Agreement, Contractor acknowledges and agrees that the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breaches of the provisions of Section 9, 10, and 11 of this Agreement without showing or proving any actual damage to Company.  The Contractor represents, acknowledges, and agrees that the restrictions contained in this Agreement are reasonable and required for the protection of the Company, and that in the event of the termination of this Agreement, whether voluntary, involuntary, or as a result of the expiration of its term, Contractor’s experiences and capabilities are such that Contractor’s can obtain employment in business engaged in other lines or of a different nature, or without the need to compete with Company by working for Company’s Clients, and that the enforcement of a remedy by way of injunction against Contractor will not prevent Contractor from earning a livelihood.

13.           Limitations and Liabilities.

A.           Contractor shall not have the authority to bind Company to any agreements, unless expressly authorized to do so in writing by Company.

B.           Except as is otherwise set forth herein, in no event shall Company be liable to Contractor for the payment of any compensation or commission except as provided by this Agreement.

14.           Indemnification

A.           The Company agrees to indemnify and hold Contractor harmless from and against any and all liabilities, damages, losses, claims, costs or expenses, whatsoever (including reasonable attorneys' fees) arising out of or resulting from any breach or the non-performance of any covenant or obligation to be performed by Contractor on the part of Company under this Agreement, or from any misrepresentation or material omission contained in any certificate, instrument or paper delivered or to be delivered by and/or on behalf of Company by Contractor pursuant to this Agreement or in connection with the Contractor’s performance herein contemplated or any claim whether civil or criminal brought under the CLIA Regulations or by the Illinois Department of Public Health except where such breach or non-performance is determined by a court of competent jurisdiction to have arisen out of Contractor’s willful or wanton conduct or Contractor’s gross negligence.

B.           Upon the occurrence of any event for which Contractor is entitled to indemnification under this Agreement, the Contractor shall promptly notify the Company in writing of the type of claim for damages and its alleged amount, including with such notice evidence supporting the damage and amount. The Company shall promptly either (a) undertake the defense of the claim and assert its defenses; (b) assert its defense to the claim for indemnification; or (c) pay to the Contractor, by certified or official bank check within thirty (30) days following its receipt of notice, the full amount of such damage.

15.           Miscellaneous.

A.           This Agreement constitutes the entire agreement between the Parties, and supersedes any and all other agreements, either oral or in writing, between the Parties concerning the subject matter of this Agreement.  Any modification of this Agreement will be effective only if it is in writing and signed by both Parties.

B.           Contractor’s obligations pursuant to this Agreement shall not be assigned, transferred, or shared by Contractor with any other person, firm, or other entity, without Company’s prior written approval.  Company shall have the right to assign this Agreement to its heirs, successors, and assigns.

C.           If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable due to its scope, time, or amount, then such provision shall be deemed to be modified as to such scope, time, or amount to the extent necessary for such court to determine that such provision is enforceable. If such provision cannot be so modified, the remaining provisions of this Agreement will nonetheless remain in full force, without being impaired or invalidated in any way.

D.           This Agreement is made under and shall be construed according to the laws of the State of Illinois.

E.           In the event of a default by either of the Parties with respect to the terms of this Agreement, the prevailing party in any litigation shall be entitled to recover from the defaulting Party all of its costs, including reasonable attorney’s fees, incurred in enforcing the terms of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement on this 9th day of July, 2009.

COMPANY:	CONTRACTOR:
ADEONA PHARMACEUTICALS, INC.	NARAYAN TORKE

By: /s/ Max Lyon	/s/ Narayan Torke
Max Lyon	Narayan Torke

Its. Chief Executive Officer and President